QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2001

META Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-27280 (Commission file number)

06-0971675
(IRS Employer Identification No.)

208 Harbor Drive, Stamford, Connecticut (Address of principal executive office)	06912-0061 (Zip Code)

(203) 973-6700
(Registrant's telephone number, including area code)

No change since last report
(Former name or address, if changed since last report)

Item 5. Other Events

    On June 18, 2001, the Registrant announced that it entered into a definitive agreement on June 15, 2001 to raise approximately $4.8 million in gross proceeds through a private placement of its Common Stock, as more fully described in the Registrant's press release dated June 18, 2001, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

  (c)
  Exhibits.

      99.1  Press release of META Group, Inc. dated June 18, 2001

Signature

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

META GROUP, INC.
By:	/s/ DALE KUTNICK Chairman of the Board of Directors, Chief Executive Officer and Co-Research Director

Date: June 20, 2001

EXHIBIT 99.1

PRESS RELEASE OF META GROUP, INC.
Monday, June 18, 2001

Contact:	Alison Ziegler/Beth Lewis	Peter Ward
	The Financial Relations Board Inc.	META Group Inc.
	(212) 661-8030/(617) 369-9242	(203) 973-6700
peter.ward@metagroup.com

FOR IMMEDIATE RELEASE

META Group Agrees to Sell $4.8 Million of Common Stock in Private Placement

    STAMFORD, Conn. (June 18, 2001)—META Group Inc. (Nasdaq: METG) today announced that it entered into a definitive agreement on June 15, 2001 to raise approximately $4.8 million in gross proceeds through a private placement of its Common Stock. The agreement provides for the company to issue approximately 1.72 million shares, at a price of $2.78 per share, representing a 13.9% premium over the closing price on June 15, 2001, to Dale Kutnick, the Company's Chairman of the Board, Chief Executive Officer and Co-Research Director, and additional purchasers affiliated with three members of the Company's Board of Directors. Mr. Kutnick has agreed to purchase 215,827 shares of Common Stock for an aggregate purchase price of approximately $600,000. The Board of Directors approved the transaction after receiving the favorable recommendation of a Special Committee of the Board consisting of three disinterested Board members. The Special Committee retained BNY Capital Markets, Inc. as its financial advisor to render a fairness opinion on the transaction.

    The common stock offered in connection with this transaction has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. META Group has agreed, however, to file a registration statement with the Securities and Exchange Commission to register the resale of the shares issued in this transaction (other than those issued to Mr. Kutnick) upon request, such registration to be effective no earlier than December 31, 2001.

    "This agreement allows us to further improve our cash position, and we'll continue to explore other opportunities that will serve us in this regard," said Dale Kutnick. "Combined with the series of cost-cutting measures we announced in our first quarter earnings press release and conference call, this financing is expected to further assist us in our goal of returning to profitability later this year."

    There can be no assurance that such other opportunities to raise additional capital will be available when needed or desired or that, if available, will include terms favorable to the Company or its stockholders.

    The private financing is scheduled to close on or about June 28, 2001 and there are no conditions to closing. Net proceeds from the offering are expected to be used for working capital, capital expenditures and general corporate purposes.

    This press release shall not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock of the company.

About META Group

    META Group is a leading research and consulting firm, focusing on information technology and business transformation strategies. Delivering objective, consistent, and actionable guidance, META Group enables organizations to innovate more rapidly and effectively. Our unique collaborative models help clients succeed by building speed, agility, and value into their IT and business systems and processes. Connect with www.metagroup.com for more details.

    This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding completion of the private financing of the Company's Common Stock; the registration of the resale of the shares of Common Stock sold in such private placement; the intended use of the proceeds of such private placement; profitability and timing of profitability; and the Company's cash position and its ability to increase its cash position. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to: operating losses; any failure by the Company to execute its financing plans; the Company's ability to manage expense levels; the collection of outstanding accounts receivable; any failure by the Company to meet its working capital and capital expenditure requirements; changes in the spending patterns of the Company's target clients, including, but not limited to, decreases in IT spending; general economic conditions; changes in the market demand for IT research and analysis and competitive conditions in the industry; the Company's ability to manage growth and implement systems and processes required by such growth; market acceptance of and demand for the Company's products and services; the level and timing of subscription renewals to Research and Advisory Services; the level and timing of contracted Strategic Consulting billing; the integration of new businesses into the operations of the Company; the timing of production and delivery of Published Research products sold by the Company; the mix of domestic versus international business; the timing of the development, introduction, marketing, and market acceptance of new products and services; the recruitment, retention, and development of research analysts, consultants, management, and administrative staff; the availability of outside consultants needed to fulfill certain service offerings; the timing and execution of the Company's strategic plans; borrowings under the Company's revolving credit facility; strategic investments, including, but not limited to, any failure by the Company to sell its interests in strategic investments; volatility and unpredictability of the Company's stock price; and other risks detailed in the Company's filings with the SEC, including those discussed in the Company's annual report filed with the SEC on Form 10-K for the year ended December 31, 2000.

QuickLinks

Signature
META Group Agrees to Sell $4.8 Million of Common Stock in Private Placement
About META Group